UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2019

SYNERGY PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 2012

New York, New York 10170

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 297-0020

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

As previously announced, on December 12, 2018, Synergy Pharmaceuticals Inc., a Delaware corporation (the “Company”) and its wholly-owned subsidiary, Synergy Advanced Pharmaceuticals, Inc., a Delaware corporation (“Synergy Advanced” and together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”).

On February 22, 2019, the Company’s Board of Directors appointed Joseph J. Farnan, Jr. as a board member, effective as of February 13, 2019.  Mr. Farnan will investigate potential claims the Debtors may hold against current directors and officers and render an informed and impartial conclusion as to whether the release of such claims under a plan of reorganization represents a reasonable exercise of the Debtors’ business judgment (the “Independent Investigation”). In connection with the Independent Investigation, effective as of February 13, 2019, the Board established a Special Committee and designated Mr. Farnan as the sole member. Mr. Farnan was a U.S. District Judge for the District of Delaware from 1985 to 2010, including serving in the role of Chief Judge from 1997-2001.

Subject to approval by the Court, the independent director service agreement (the “Agreement”) by and between the Company and Mr. Farnan provides that the Debtors would pay Mr. Farnan a fee of (a) $25,000 if the Independent Investigation is terminated on or before March 1, 2019; (b) $75,000 if the Independent Investigation is terminated during the period commencing on March 2, 2019 and ending on March 22, 2019; and (c) $150,000 if the Independent Investigation is completed or terminated, or the plan of reorganization is confirmed, after March 22, 2019.  Mr. Farnan will be entitled to indemnification and exculpation in accordance with the terms of the Company’s corporate governance documents and the Agreement, including a separate indemnification agreement. The Agreement also provides for reimbursement of reasonable out-of-pocket expenses.

Item 8.01                                           Other Events.

On February 26, 2019, the Company confirmed that the previously announced agreement with Bausch Health Companies Inc. had been designated as the highest and best offer for the Company’s assets, including all rights to TRULANCE® (plecanatide), dolcanatide and related intellectual property. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

The following exhibits are filed with this report.

Exhibit No.	Description of Exhibit
99.1	Press Release dated February 26, 2019.

Cautionary Information Regarding Trading in the Company’s Securities.

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Chapter 11 Filings is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 Filings. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

A plan of reorganization or liquidation may result in holders of the Company’s capital stock receiving no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan can be confirmed notwithstanding its rejection by the Company’s equity securityholders and notwithstanding the fact that such equity securityholders do not receive or retain any property on account of their equity interests under the plan.

Information about the Chapter 11 process, as well as court filings and other documents related to the reorganization proceedings, is available through the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/Synergy or 855-388-4579. Information contained on, or that can be accessed through, such web site or the Court’s web site is not part of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY PHARMACEUTICALS INC.

Dated: February 26, 2019	By:	/s/ Troy Hamilton
Troy Hamilton Chief Executive Officer